EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Feb. 20, 2018
Media contact: Natalie Hedde, (812) 491-5105 or nhedde@vectren.com
Investor Relations: Dave Parker, (812) 491-4135 or d.parker@vectren.com

Vectren Proposes Next Step in Smart Energy Future Strategy for its Electric Customers
Solar and natural gas will diversify company’s energy mix, reduce carbon emissions by 60%
and preserve reliability for customers

Evansville, Ind.- Vectren Energy Delivery of Indiana - South (Vectren) today announced its long-term electric generation transition plan; a key element of the energy company’s Smart Energy Future strategy for ensuring a reliable, reasonably priced and well-balanced energy mix for its 145,000 customers in southwestern Indiana.
Vectren is proposing to install an additional 50 megawatts (MW) of universal solar and build an 800 to 900-MW natural-gas-fired generation facility in addition to other critical investments that will significantly change the way the company generates power for the region and ensure compliance with Environmental Protection Agency (EPA) regulations. The generation transition plan will result in carbon emission reductions of 60% over 2005 levels by replacing the majority of Vectren’s coal-fired generation with solar and natural gas.
To implement the plan, Vectren today filed an application with the Indiana Utility Regulatory Commission requesting approval to construct the combined cycle natural gas plant. The estimated $900-million generation facility, the cost for which includes the natural gas pipeline needed to serve it, would be constructed at the current site of the A.B. Brown power plant in Posey County, Ind. Also, Vectren is finalizing details to construct among the largest single-sited solar farms in the Midwest to further diversify its energy mix. The solar array will be located in Vectren’s electric service area in southwestern Indiana and will consist of more than 150,000 solar panels on nearly 300 acres. Both announcements mark Vectren’s intention to deliver on the outcome of the Integrated Resource Plan completed in December of 2016, which produced a preferred electric generation portfolio consisting of a more balanced energy mix.
"The unfolding of Vectren’s Smart Energy Future plan illustrates how our company is transforming the way it produces and delivers power to become a next generation energy company," said Carl Chapman, chairman, president and CEO of Vectren. "This decade-long generation portfolio transition will meet growing demand to provide cleaner energy for our region while maintaining the reliability our customers deserve and have come to expect."

Reducing Carbon Emissions
Today’s plan, if approved, leads to a 60% reduction in carbon emissions by retiring three coal-fired units and exiting ownership of another: two 245-MW units at the A.B. Brown plant, a 90-MW unit at the F.B. Culley plant in Warrick County and exiting co-ownership of 150 MW of Warrick Unit 4, a unit currently co-owned with Alcoa through 2023.
“Through energy efficiency programs, retirement of a smaller inefficient coal-fired unit, expiration of municipal sales contracts, and efforts to improve the efficiency of our generation turbines, we have already reduced carbon emissions by more than 30%,” added Chapman. “Today’s announcements double those reductions by 2024, and

EXHIBIT 99.1

ensure we remain focused on our environment while continuing to provide our customers safe, reliable and reasonably priced energy.”

Details of the Generation Projects & Economic Impact

•
Natural gas plant: The plant, which is targeted to be operational in 2023, will create an estimated 600 to 700 jobs during peak construction, the strong majority of which will be union labor; and employ approximately 35 full-time workers once online.

•
Universal solar farm: The solar farm should be operational by 2020 and is estimated to cost $70 to $75 million. At its peak, the project will spur 150 to 250 construction-related jobs, the strong majority of which will be union labor. The new solar array will be in addition to Vectren’s two 2-megawatt projects that will be built this year; one near North High School in northern Vanderburgh County and the second near Oakhill Cemetery off of Morgan Ave., which is being done through a partnership with the City of Evansville.

Other Generation Transition Items
In addition to the new generation projects for solar and natural gas, Vectren will request approval to retrofit its largest, most-efficient coal-fired generation unit, Culley Unit 3 (270 MW), to ensure it remains in compliance with EPA rules related to coal ash and waste water handling.

“As we operate our coal-fired generation units at our A.B. Brown and F.B. Culley power plants while our new facilities are constructed, we expect to use the same level of southwestern Indiana coal to help meet our customers’ energy demand,” added Chapman. “Likewise, local coal will continue to be used to fuel Culley Unit 3 even after the new natural gas plant is operational in 2023.”

Also, Vectren is exploring options related to closing its ash ponds within the planning period, another item triggered by EPA mandates. Since 2009, Vectren has been recycling nearly all of its dry fly ash rather than placing it in a pond, which has helped avoid the need for a new landfill. The ash is shipped by barge to a facility in Missouri where it is used in cement manufacturing. Vectren has begun discussions with a potential partner to determine if ash within its ponds can be excavated and recycled over several years for beneficial re-use of the material rather than retiring the ponds in place.

Today’s announcements will have no impacts in 2018 on residential electric bills; although, cost recovery will be requested beginning in 2019 for some of the initiatives outlined above, including the 50-MW solar farm, Culley Unit 3 projects, and the coal ash recycling initiative should it prove feasible. The natural gas generation plant, however, must be operational before cost recovery can be requested through an electric rate review process, and that request is not expected to come until 2024. When you combine the soon-to-come electric bill reduction spurred by the Federal tax change Vectren announced last week with the expected cost recovery of the smaller components of the generation transition plan that will begin in 2019, average monthly electric bill amounts will essentially not change through 2024 as a result of these generation transition-related projects .

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

- end -